Exhibit 99.1

news release

Enbridge Energy Partners Declares Distribution

HOUSTON, January 30, 2013 – Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today declared a cash distribution of $0.5435 per unit payable February 14, 2013 to unitholders of record on February 7, 2013.

Enbridge Energy Management Distribution

Enbridge Energy Management, L.L.C. (NYSE:EEQ) (“Enbridge Management”) today declared a distribution of $0.5435 per share payable on February 14, 2013 to shareholders of record on February 7, 2013. The distribution will be paid in the form of additional shares of Enbridge Management valued at the average closing price of the shares for the 10 trading days prior to the ex-dividend date on February 5, 2013.

Management Review of 2012 Results of Operations and 2013 Financial Guidance

The Partnership will host a conference call at 10 a.m. Eastern Time on Thursday, February 14, 2013 to review its fourth quarter earnings and present its 2013 financial guidance. The call will be webcast live over the internet and may be accessed on the Partnership’s website under “Events and Presentations” or directly at http://www.media-server.com/m/p/7sorrxmc.

A replay will be available shortly afterward. Presentation slides will also be available at the link below.

EEP Events and Presentations:

www.enbridgepartners.com/Investor-Relations/EEP/Events-and-Presentations

Webcast link: http://www.media-server.com/m/p/7sorrxmc

The audio portion of the live presentation will be accessible by telephone at (877)-299-4454 (Passcode: 37159171) and can be replayed until May 14, 2013 by calling (888) 286-8010 (Passcode: 59784432). An audio replay will also be available for download in MP3 format from either of the website addresses above.

About Enbridge Energy Partners, L.P.

Enbridge Partners (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 15 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 70 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active

U.S. Mid-Continent and Gulf Coast areas, deliver approximately 2.5 billion cubic feet of natural gas daily. Enbridge Energy Partners is recognized by Forbes as one of the 100 Most Trustworthy Companies in America.

Enbridge Management (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 13 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE:ENB) (TSX:ENB) (www.enbridge.com) is the general partner of the Partnership and holds an approximate 22 percent interest in the Partnership.

FOR FURTHER INFORMATION PLEASE CONTACT

Investor Relations Contact:	Media Contact:
Sanjay Lad	Terri Larson
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (877) 496-8142
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

Website: www.enbridgepartners.com